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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of SL Green Realty Corp. for the registration of common stock and to the incorporation by reference therein of our reports dated March 7, 2006, with respect to the consolidated financial statements and schedule of Reckson Associates Realty Corp., Reckson Associates Realty Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reckson Associates Realty Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
September 12, 2006

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Consent of Independent Registered Public Accounting Firm